                                                                   EXHIBIT 10.47

                               September 9, 1996



Film Roman, Inc.
12020 Chandler Blvd.
Suite 200
North Hollywood, CA  91607

ATTN.:  Jon F. Vein, Senior Vice President


Dear Sirs:

     Each of Phil Roman ("Roman"), BCI Growth III, L.P. ("BCI III"), and certain investment funds (the "Investors") managed by Pecks Management Partners Ltd. ("Pecks") and named on Exhibit A, hereby severally agrees to purchase the securities of Film Roman, Inc., a California corporation ("FRCal"), herein described, but only on the terms and conditions herein set forth, and only up to the amount set forth on Exhibit A. Each of BCI III, Pecks and the Investors is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended (the "Act"), and each of Roman, BCI III, and the Investors (collectively, the "Purchasers") is a present stockholder of FRCal. The purpose of the sale of securities by FRCal (the "Bridge Financing") is to fund FRCal's cash needs until the anticipated completion of a pending initial public offering (the "IPO"). The terms of the Bridge Financing are as follows:

     1.  Bridge Financing.  The securities to be sold by FRCal in the Bridge
         ----------------
Financing are up to $3,000,000 aggregate principal amount of 12% Senior Secured Notes due December 20, 1996 (the "Senior Notes") and warrants the ("Warrants") to purchase shares of FRCal Common Stock.

     The Senior Notes will have the following terms:

     Principal Amount:       $3 million. The Senior Notes may be issued through
                             November 14, 1996, or until the closing of the IPO, whichever shall first occur. Roman may elect to purchase the first $500,000 of Senior Notes (the
                             "first tranche"). If Roman purchases all of the first tranche, all Senior Notes thereafter issued shall be issued to BCI III and the Investors in the proportions that their respective commitments set forth on Exhibit A bear to the amount of Senior
                             Notes to be issued. If Roman does not do so, all Senior Notes issued shall be to the several
                             Purchasers in the proportions that their respective commitments set forth on Exhibit A bear to the amount of Senior Notes to be issued.

                                       1
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Film Roman, Inc.
September 9, 1996
Page 2



     Interest Rate:          12% per annum, payable quarterly

     Maturity Date:          December 20, 1996

     Mandatory Prepayment:   At the time of, and subject to the consummation of,
                             the IPO by Film Roman, Inc., a Delaware corporation
                             ("FRDel"), or upon the consummation of any other equity or debt financing or sale of assets not in the ordinary course of business by FRCal or FRDel involving at least $10 million of net proceeds to the Company (an "Alternative Financing"). (FRCal and FRDel are collectively herein called the "Company".)

     Optional Prepayment:    At any time at the option of the Company

     Prepayment Premium:     Any mandatory or optional prepayment of the Senior
                             Notes would be without premium or penalty.

     Security:               The Senior Notes will be secured by a lien on all
                             the Company's assets, subject only to the existing lien granted under the Company's bank credit line and Permitted Liens.

     Stock Proxy:            Roman will deliver to BCI III and Pecks a proxy to
                             vote his shares of FRCal Common Stock, such proxy to take effect if the Company has not completed its IPO or has not signed a letter of intent or definitive agreement for an Alternative Financing or for the sale of the Company, by November 15, 1996. The proxy shall expire as required by law or when the Senior Notes held by BCI III and the Investors are paid in full.

                                       2
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Film Roman, Inc.
September 9, 1996
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     Covenants:              For so long as the Senior Notes are outstanding,
                             the Company will not, without the consent of the holders of a majority in principal amount of the Senior Notes: (i) merge with or into any other company or sell all or a substantial portion of its assets and properties; (ii) incur any additional debt for borrowed money except under the Company's bank line; or (iii) issue any shares of its capital stock or other securities except pursuant to (a) the Reorganization described in the Company's prospectus, (b) other commitments described in the Company's prospectus (including options and this commitment), (c) the IPO, or (iv) an Alternative Financing. However, no such covenant shall be breached by, and the holders of Senior Notes will fully cooperate with, any transaction which results in payment in full of the Senior Notes, redemption in full of the FRCal Preferred Stock, and payment of fair value for the equity of the Company at closing. The Company will covenant to use the proceeds of the Senior Notes in accordance with an agreed budget.

     Commitment Warrants:    Upon acceptance by the Company of this commitment
                             letter, FRCal will issue Commitment Warrants for a number of shares of FRCal Common Stock equal to 1.5% of the number of shares representing the fully-diluted common equity of FRCal, which number of shares is set forth on Exhibit B (the "FDE").
                             The Commitment Warrants will have an exercise price of $8.75 per share of FRCal Common Stock (divide by 1.25 for FRDel equivalent). The Commitment
                             Warrants shall be distributed among Roman, BCI III, and the Investors in proportion to their commitments on Exhibit A.

     Draw-Down Warrants:     If FRCal issues Senior Notes, FRCal will upon such
                             issue issue Draw-Down Warrants to the Purchasers of the Senior Notes. If all or any part of the respective tranches indicated below is issued, FRCal will issue Draw-Down Warrants in respect of such tranche as follows:

                                       3
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Film Roman, Inc.
September 9, 1996
Page 4



                             ----------------------------------------------
                                Tranche     Principal Amount     % of FDE
                             ----------------------------------------------
                                First           $  500,000          .5
                                Second          $  500,000          .5
                                Third           $1,000,000         1.0
                                Fourth          $1,000,000         1.0
                             ----------------------------------------------

                             The Draw-Down Warrants will have an exercise price of $.01 per share. The Draw-Down Warrants will be distributed to the Purchasers in proportion to their purchases.

     Additional Warrants:    If the Senior Notes are not repaid by December 20,
                             1996, the Company will issue to the holders of the Senior Notes on such date Additional Warrants for a number of shares of FRCal Common Stock equal to 3.0% of the FDE giving effect to the exercise of such Additional Warrants. Thereafter, on the 20th day of each month upon which the Senior Notes remain outstanding, the Company will issue
                             Additional Warrants for 1.0% of the FDE giving effect to the exercise of such Additional Warrants.
                             The Additional Warrants will have an exercise price of $.01 per share. The Additional Warrants will be distributed to the holders of the Senior Notes in the proportion that the principal amount held by each holder at the 20th day of the relevant month bears to the principal amount of all Senior Notes then outstanding. Notwithstanding the foregoing, if on the 20th day of any month (the "benchmark date") the Company shall have entered into a letter of intent or definitive agreement for a transaction which would result in repayment in full of all Senior Notes at closing, no Additional Warrants shall be issued for that month or any subsequent month prior to closing; provided, however, that if such transaction does not close by the 20th day of the third month following the benchmark date (i.e.
                             within approximately 90 days), the Additional
                             Warrants shall be retroactively issued as if no benchmark date had occurred.

                                       4
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Film Roman, Inc.
September 9, 1996
Page 5



     Term: All Warrants will have a term of five years from the date of issue. If the Senior Notes are repaid in full on or before October 15, 1996, all but the First Amount of Draw-Down Warrants will expire on the date of repayment; if the Senior Notes are repaid in full on or before November 15, 1996, all but the Second Amount of Draw-Down Warrants will expire on the date of repayment; and if the Senior Notes are repaid after November 15, 1996, the number of Warrants will be increased to the Third Amount. The First Amount is: (a) one, (b) minus the percent of FDE for which Draw-Down Warrants have been issued expressed as a decimal (i.e., .005, .01, .02 or .03), (c) divided into FDE, (d) minus FDE, (e) times .5. The Second Amount is the First Amount times .5. The Third Amount is (a) one, (b) minus the percent of FDE for which Warrants have been issued expressed as a decimal (i.e., .015, .02, .025, .035 or .045), (c) divided into FDE, (d)
                             minus FDE. The Third Amount shall be allocated between Commitment Warrants and the Take-Down Warrants in the proportion that each bears to total Warrants outstanding.

     Exercisability:         The Warrants will not be immediately exercisable.
                             If the IPO does not occur before the maturity of the Senior Notes, the Warrants will become exercisable for FRCal Common Stock, commencing six months after their date of issue. If the IPO does occur before the maturity of the Senior Notes, the Warrants, through the antidilution provisions thereof, will after the Reorganization become exercisable for Common Stock of FRDel, commencing twelve months after their date of issue.

     Transferability:        The Warrants will be transferable separately from
                             the Senior Notes.

                                       5
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Film Roman, Inc.
September 9, 1996
Page 6



     Voting Rights:          The holders of the Warrants will be entitled to
                             vote the Warrant shares on an "as if exercised" basis to the extent permitted by law and on a basis consistent with FRCal's current warrants; provided, however, that if the Warrants become exercisable for FRDel Common Stock by operation of the antidilution provisions thereof after the
                             Reorganization, no such voting rights shall pertain.

     Exemption:              The Warrants and Common Stock issuable upon
                             exercise of Warrants will be issued in reliance upon Section 4(2) of the Act. The Purchasers will make all required representations and take all required actions to assure compliance by them with such exemption.

     Registration Rights:    Common Stock issuable upon exercise of Warrants
                             will be entitled to the same registration rights granted to the holders of FRCal's outstanding warrants. In addition, any FRDel Common Stock issued on automatic conversion of FRDel Redeemable
                             Preferred Stock shall be entitled to such rights.

     Controlling Law:        New York

     2.  Preferred Stock.  Subject to completion of the Reorganization and the
         ---------------
IPO, and the redemption of the balance of their Preferred Stock, and if the underwriters' over-allotment option is not exercised, BCI III and Pecks severally agree to convert up to $4.5 million of Preferred Stock into shares of FRDel Common Stock at a price equal to $7.65 per share. The Company will apply net proceeds of any exercise of the underwriters' over-allotment option, up to $4.5 million, to the redemption of the balance of such Preferred Stock.

     3.  Documentation.  The parties agree to enter into definitive agreements
         -------------
reflecting the terms and conditions herein provided.

     4.  Fees and Expenses.  The Company will be responsible for its own
         -----------------
expenses and for the out-of-pocket expenses of the Purchasers in connection with the Bridge Financing, including the reasonable fees and disbursements of counsel to the Purchasers.

     Our commitment is based on the financial information and cash flow projections that have been provided to us by the Company's management, and we are prepared to proceed immediately with all aspects of the Bridge Financing. If this letter is in accordance with your understanding of the proposed transactions, please so confirm by signing and returning the enclosed copy of this letter,

                                       6
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Film Roman, Inc.
September 9, 1996
Page 7


whereupon this letter will constitute a binding agreement, on the terms and conditions herein provided, to effect the Bridge Financing.


                                       Very truly yours,


                                        /s/ Phil Roman
                                       ---------------------------------------
                                       Phil Roman



                                       BCI GROWTH III, L.P.
                                       BY Teaneck Associates, L.P.


                                       By /signature/
                                         -------------------------------------
                                         General Partner



                                       PECKS MANAGEMENT PARTNERS LTD.


                                       By /signature/
                                         -------------------------------------


Agreed and confirmed as of the day
and year first above written:

FILM ROMAN, INC., a California corporation


By /s/ Jon F. Vein
  --------------------------------------
  Jon F. Vein
  Senior Vice President


FILM ROMAN, INC., a Delaware corporation


By /s/ Jon F. Vein
  --------------------------------------
  Jon F. Vein
  Senior Vice President

                                       7
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Film Roman, Inc.
September 9, 1996
Page 8



                                   EXHIBIT A


                                   PURCHASERS
                                   ----------

                   Name                  Aggregate Principal Amount
                                               (price:  100%)
      -------------------------------    --------------------------
      Phil Roman                                 $  500,000
      BCI Growth III, L.P.                       $1,250,000
      Delaware State Employees                   $  843,882
        Retirement Fund
      Decl. Trust for Def. Ben. Plans            $  238,818
        of ICI American Holding Inc.
      Decl. Trust for Def. Ben. Plans            $  167,300
        of Zeneca Holding Inc.
                                                 ----------
                                                 $3,000,000


                                       8
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Film Roman, Inc.
September 9, 1996
Page 9



                                   EXHIBIT B

Historical shares outstanding (no split)                              1,713,000

Convertible Preferred Stock (no split) -- treated as a CSE              750,000

Bill Schultz options (no split) -- incremental shares                    59,952 /1/

Management and Directors options (no split) -- incremental shares        99,858 /2/

Redeemable preferred stock warrants (no split)                        1,200,000

Oppenheimer warrants (no split)                                           5,886 /3/

Roman Options -- to be given in exchange for warrants (no split)         14,800 /4/
                                                                      ---------
                                                                      3,843,496

/1/ Schultz options (pre-split) minus options at exercise price divided by price per share (pre-split)
     60,000 - (60,000 x $.01/12.50)

/2/ Management and Directors options (pre-split) minus options at exercise price divided by price per share (pre-split)
     419,000 - (419,000 x $10/12.50)
     108,500 - (108,500 x $10.65/12.50)

/3/ Oppenheimer warrants (pre-split) times split factor minus warrants times exercise price divided by negotiated price
     37000 x 1.25 - (37,000 x 12.00/11.00)

/4/ Roman warrants (pre-split) minus warrants at exercise price divided by price per share (pre-split)
     100,000 - (100,000 x $10.65/12.50)


Post-split prices are x .8, no. shares x 1.25; treasury stock price is mid-point of IPO range.

                                       9